EXHIBIT 99.1

Utah Medical Products, Inc. Appoints Director and Increases Quarterly Dividend

Contact: Brian Koopman	November 5, 2024
(801) 566-1200

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces that its Board of Directors has appointed Carrie Leigh to its Board of Directors.  Ms. Leigh, who was employed in direct sales positions for UTMD from 2004 to 2016, graduated with a B.S. in Communications from Santa Clara University and an MBA from the Northwestern University Kellogg School of Management.  As she served in her last position as UTMD’s manager of Global Direct End User Sales, the Board believes her robust understanding of the functional and strategic challenges that the Company faces will be integral for achieving future revenue growth.

In addition, the Board of Directors approved a quarterly cash dividend of thirty and one-half cents ($.305) per share of common stock payable on January 3, 2025 to shareholders of record at the close of business on December 16, 2024.  This is a 1.7% increase over the prior regular quarterly cash dividend.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.